                                                                       EXHIBIT 1

                               [LOGO] GLOBAL-TECH
                                      APPLIANCES INC.

                          Release:     IMMEDIATE RELEASE

                          Contact:     Brian Yuen
                                       Global-Tech USA, Inc.
                                       Tel.: 212-683-3320

                          Web Page:    http://www.businesswire.com/cnn/gai.shtml

              GLOBAL-TECH APPLIANCES REPORTS SECOND QUARTER RESULTS

Hong Kong, November 13, 2002-- Global-Tech Appliances Inc. (NYSE: GAI) announced today its net sales and earnings for the second quarter of fiscal 2003 ended September 30, 2002.

Net sales for the second quarter of fiscal 2003 were $23.7 million, compared to $24.8 million for the second quarter of fiscal 2002. Net income for the second quarter of fiscal 2003 was $2.4 million, or $0.20 per share, the same as in the prior corresponding fiscal period. Results for the second quarter of fiscal 2003 and 2002 included the operations of Lite Array, Inc., a flat-panel electronic display business in which the Company acquired a controlling interest effective May 31, 2001.

Net sales for the six months ended September 30, 2002 were $45.3 million, compared to $48.1 million for the prior corresponding six-month period. Net income for the first half of fiscal 2003 rose approximately 2% to $4.6 million, or $0.38 per share, compared to $4.5 million, or $0.37 per share, in the first half of fiscal 2002.

Net sales for Lite Array's thin film electroluminescent, or TFEL, display operation were $0.5 million in the first half of fiscal 2003 and were immaterial in the prior corresponding fiscal period. Net losses associated with the TFEL display business were $1.0 million in the first half of fiscal 2003, compared to $0.6 million in the first half of fiscal 2002. An agreement to sell Lite Array's TFEL display business, including its interest in a manufacturing joint venture in Jiangmen, China, was executed in October of 2002, subject to certain closing conditions, in an effort to reduce the ongoing overhead and administrative costs that have impacted the Company's profitability. Lite Array is currently focusing its R&D efforts on accelerating its organic light emitting diode, or OLED, display program to develop and produce OLED displays, which incurred expenses of about $0.5 million in the first half of fiscal 2003.

John C.K. Sham, President and Chief Executive Officer, said: "As previously announced, we are experiencing a slowdown in orders, particularly for kitchen appliances and from our customers in Europe, both somewhat prompted by the global economic downturn. However, due to stringent cost control measures, operating income rose to 9.4% and 9.5% of net sales, respectively, for the second quarter and first half of fiscal 2003, compared to 7.3% and 6.6% in the corresponding periods in the prior fiscal year. Net income increased less than operating income as a result of lower interest rates on our cash investments, but still exceeded 10% of net sales in the second quarter and the first half of fiscal 2003."

Mr. Sham continued, "Clearly, we have seen a reluctance from our customers, mostly the brand marketers, to make purchase commitments at historic levels due to their concern about

                                                          21/F . Citicorp Centre
                                                               18 Whitfield Road
                                                         Causeway Bay, Hong Kong
                                                       [GRAPHIC] (852) 2814-0601
                                                       [GRAPHIC] (852) 2873-0591

                               [LOGO] GLOBAL-TECH
                                      APPLIANCES INC.

slower holiday retail sales. We believe that a return to normal order rates and inventory levels in the U.S. may soon occur, but only if consumer confidence improves."

Mr. Sham concluded, "We remain convinced that our new product development program and long-term diversification strategy of developing technology-oriented products are essential to the Company's future growth. Our net cash and short-term investment position increased by $2.9 million, or $0.23 per share, to $59.1 million, or $4.87 per share, in the first half of fiscal 2003, which we believe is sufficient at this time to support and fund our growth strategies."

Global-Tech is a designer, manufacturer, and marketer of a wide range of small household appliances in four primary product categories: kitchen appliances; garment care products; travel products and accessories; and floor care products. The Company's products are marketed by its customers under brand names such as Black & Decker(R), DeLonghi(R), Dirt Devil(R), Eureka(R), Hamilton Beach(R), Krups(R), Morphy Richards(R), Mr. Coffee(R), Proctor-Silex(R), Sunbeam(R), and West Bend(R).

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, the financial condition of the Company's customers, product demand and market acceptance, new product development, reliance on key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its most recent Report on Form 20-F.

                                                          21/F . Citicorp Centre
                                                               18 Whitfield Road
                                                         Causeway Bay, Hong Kong
                                                       [GRAPHIC] (852) 2814-0601
                                                       [GRAPHIC] (852) 2873-0591

                               [LOGO] GLOBAL-TECH
                                      APPLIANCES INC.


                  GLOBAL-TECH APPLIANCES INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                  (Amounts expressed in United States dollars)

                                                                           Three Months Ended               Six Months Ended
                                                                              September 30,                   September 30,
                                                                       ------------------------------------------------------------
                                                                          2002            2001            2002            2001
                                                                       ----------      -----------      ---------       ---------
                                                                       (unaudited)     (unaudited)     (unaudited)     (unaudited)

                                                                                 (in thousands, except per share data)
Net sales ...........................................................  $   23,702      $    24,812      $  45,343       $  48,090
Cost of goods sold ..................................................     (17,290)         (18,496)       (32,829)        (36,731)
                                                                       ----------      -----------      ---------       ---------
Gross profit ........................................................       6,412            6,316         12,514          11,359
Selling, general and administrative expenses ........................      (4,010)          (4,355)        (7,879)         (7,985)
Share of losses in joint venture ....................................        (168)            (147)          (325)           (201)
                                                                       ----------      -----------      ---------       ---------
Operating income ....................................................       2,234            1,814          4,310           3,173
Other income, net ...................................................         415              617            708           1,436
                                                                       ----------      -----------      ---------       ---------
Income before income taxes ..........................................       2,649            2,431          5,018           4,609
Provision for income taxes ..........................................        (226)            (193)          (439)           (304)
                                                                       ----------      -----------      ---------       ---------
Income before minority interests ....................................       2,423            2,238          4,579           4,305
Minority interests ..................................................           -              181              -             186
                                                                       ----------      -----------      ---------       ---------
Net income ..........................................................  $    2,423      $     2,419      $   4,579       $   4,491
                                                                       ==========      ===========      =========       =========
Basic and diluted earnings per common share .........................  $     0.20      $      0.20      $    0.38       $    0.37
                                                                       ==========      ===========      =========       =========
Basic and diluted weighted average number of shares
outstanding .........................................................      12,140           12,138         12,140          12,138
                                                                       ==========      ===========      =========       =========

                                                          21/F . Citicorp Centre
                                                               18 Whitfield Road
                                                         Causeway Bay, Hong Kong
                                                       [GRAPHIC] (852) 2814-0601
                                                       [GRAPHIC] (852) 2873-0591

                               [LOGO] GLOBAL-TECH
                                      APPLIANCES INC.

                  GLOBAL-TECH APPLIANCES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (Amounts expressed in United States dollars)

                                                                          September 30, 2002     March 31, 2002
                                                                          ---------------------------------------
                                                                             (unaudited)           (audited)
                                                                                      (in thousands)
                                 ASSETS
Current assets:
      Cash and cash equivalents                                           $          31,893    $          48,589
      Short-term investments                                                         28,497                8,678
      Accounts receivable, net                                                       16,453               12,318
      Deposits, prepayments & other assets                                            2,696                2,158
      Inventories, net                                                               10,423                9,646
                                                                          ---------------------------------------
            Total current assets                                                     89,962               81,389

Property, plant and equipment                                                        33,454               34,198
Land use rights                                                                       1,976                2,002
Intangible assets                                                                     4,243                4,603
Promissory note receivable                                                              728                  775
Loan to a director                                                                      306                  306
                                                                          ---------------------------------------
            Total assets                                                  $         130,669    $         123,273
                                                                          =======================================

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Short-term bank borrowings                                          $              77    $              76
      Current portion of long-term bank loans                                           696                  715
      Accounts payable                                                               10,582                6,238
      Amount due to a director                                                            -                  180
      Fees payable for license                                                        1,000                1,800
      Fees payable for land use rights                                                  275                  275
      Salaries and allowance payable                                                    944                  541
      Advance payments from customers                                                   216                   43
      Accrued expenses                                                                1,336                1,961
      Investment in a joint venture                                                     198                  246
      Income tax provision                                                            3,585                4,384
                                                                          ---------------------------------------
            Total current liabilities                                                18,909               16,459
Long-term bank loans                                                                    503                  272
Deferred tax liabilities, net                                                            43                   43
                                                                          ---------------------------------------
            Total liabilities                                                        19,455               16,774
                                                                          ---------------------------------------
Shareholders' equity:
      Preferred stock, par value $0.01; 1,000,000 shares authorized, no
         shares issued                                                                    -                    -
      Common stock, par value $0.01; 50,000,000 shares authorized;
         12,830,000 shares issued as of September 30, 2002 and March 31,
         2002                                                                           128                  128
      Additional paid-in capital                                                     81,753               81,753
      Retained earnings                                                              33,994               29,415
      Accumulated other comprehensive deficit                                           (61)                (197)
      Less: Treasury stock, at cost, 689,147 shares as of September 30,
              2002 and March 31, 2002                                                (4,600)              (4,600)
                                                                          ---------------------------------------
            Total shareholders' equity                                              111,214              106,499
                                                                          ---------------------------------------
            Total liabilities and shareholders' equity                    $         130,669    $         123,273
                                                                          =======================================

                                                          21/F . Citicorp Centre
                                                               18 Whitfield Road
                                                         Causeway Bay, Hong Kong
                                                       [GRAPHIC] (852) 2814-0601
                                                       [GRAPHIC] (852) 2873-0591